EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Jason Industries, Inc. of our report dated March 12, 2014 relating to the financial statements and financial statement schedules of Jason Partners Holdings, Inc., which appears in Quinpario Acquisition Corp.’s Definitive Proxy Statement filed on June 16, 2014.

PricewaterhouseCoopers LLP

Milwaukee, WI

June 30, 2014